Exhibit 99.1

BankUnited, Inc. Reports Second Quarter Results, Strong Loan Growth

Miami Lakes, Fla. — July 25, 2012 - BankUnited, Inc. (the “Company”) (NYSE:BKU) today announced financial results for the quarter ended June 30, 2012.

For the quarter ended June 30, 2012, the Company reported net income of $48.9 million, or $0.48 per share as compared to $44.0 million or $0.44 per share for the quarter ended June 30, 2011.

For the six months ended June 30, 2012, the Company reported net income of $99.2 million, or $0.96 per share. These earnings produced an annualized return on average stockholders’ equity of 12.25% and an annualized return on average assets of 1.66%. The Company reported a net loss of $(23.7) million, or $(0.25) per share for the six months ended June 30, 2011. The results for the first six months of 2011 included a one-time charge of $110.4 million, recorded in conjunction with the Company’s initial public offering (IPO) in February 2011, which was not deductible for income tax purposes.

John Kanas, Chairman, President and Chief Executive Officer, said “We are obviously pleased with this quarter’s financial results.  While our performance continues to reflect a significant increase in market share, we are also witnessing the positive impact on our business emanating from an overall improvement in the South Florida economy.”

Financial Highlights

•                  For the quarter ended June 30, 2012, new loans grew $501.2 million to $2.9 billion. For the second quarter and first six months of 2012, growth in new loans outpaced the resolution of covered loans, resulting in net growth in the loan portfolio. Total loans, net of discount and deferred fees and costs, grew $369.4 million for the quarter to $5.1 billion.

•                  At June 30, 2012, total demand deposits exceeded 20% of total deposits.

•                  The cost of deposits continues to trend downward. The cost of deposits was 0.84% for the second quarter of 2012 as compared to 0.90% for the first quarter of 2012 and 1.12% for the second quarter of 2011.

•                  Book value and tangible book value per common share grew to $17.42 and $16.68, respectively, at June 30, 2012.

Capital Ratios

BankUnited, Inc. continues to maintain a robust capital position.  The Company’s capital ratios at June 30, 2012 were as follows:

Tier 1 leverage	12.8%
Tier 1 risk-based capital	34.8%
Total risk-based capital	36.2%

The Company and its banking subsidiaries continue to exceed all regulatory guidelines required to be considered well capitalized.

Loans

Loans, net of discount and deferred fees and costs, increased to $5.1 billion at June 30, 2012 from $4.1 billion at December 31, 2011.  Including $306.0 million in loans acquired from Herald National Bank, new loans increased by $1.2 billion to $2.9 billion at June 30, 2012 from $1.7 billion at December 31, 2011.  Covered loans declined to $2.2 billion at June 30, 2012 from $2.4 billion at December 31, 2011.

In the second quarter of 2012, new commercial loans (including commercial loans, commercial real estate loans, and leases) grew $373.1 million to $2.2 billion, primarily reflecting the Company’s expansion of market share in Florida.

For the quarter ended June 30, 2012, the Company’s portfolio of new residential loans grew $123.9 million to $713.9 million, primarily reflecting the Company’s purchase of residential loans outside of Florida to help diversify credit risk within the residential portfolio.

A comparison of portfolio composition at June 30, 2012 and December 31, 2011 follows:

	New Loans		Total Loans
	June 30,	December 31,	June 30,	December 31,
	2012	2011	2012	2011
Single family residential and home equity	24.8%	27.0%	50.5%	60.2%
Commercial real estate	30.7%	26.2%	23.5%	19.4%
Commercial	44.1%	46.6%	25.7%	20.2%
Consumer	0.4%	0.2%	0.3%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality

The Company’s asset quality remained strong, with credit risk limited by its Loss Sharing Agreements with the FDIC.  At June 30, 2012, covered loans represented 43% of the total loan portfolio, as compared to 59% at December 31, 2011.

The ratio of non-performing loans to total loans was 0.57% at June 30, 2012 as compared to 0.70% at December 31, 2011 and 0.89% at June 30, 2011.  At June 30, 2012, non-performing assets totaled $122.6 million, including $93.7 million of other real estate owned (“OREO”) as compared to $152.6 million, including $123.7 million of OREO, at December 31, 2011, and $175.6 million, including $141.7 million of OREO, at June 30, 2011.  All OREO at June 30, 2012 is covered by the Company’s Loss Sharing Agreements.

For the quarters ended June 30, 2012 and 2011, the Company recorded a provision for (recovery of) loan losses of $2.7 million and $(2.9) million, respectively.  Of these amounts $(1.5) million and $(6.4) million, respectively, related to covered loans and $4.2 million and $3.6 million, respectively, related to new loans.  The increase in the provision for new loans reflected growth in the Company’s new loan originations.

For the six months ended June 30, 2012 and 2011, the Company recorded provisions for loan losses of $11.5 million and $8.6 million respectively.  Of these amounts, $0.1 million and $3.6 million related to covered loans and $11.4 million and $5.0 million, respectively, related to new loans.

The provisions (recoveries) related to covered loans were significantly mitigated by increases (decreases) in non-interest income recorded in “Net gain (loss) on indemnification asset.”

The following table summarizes the activity in the allowance for loan losses for the three and six months ended June 30, 2012 and 2011 (in thousands):

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$14,591	$10,915	$30,968	$56,474	$36,709	$17,302	$7,546	$61,557
Provision	(1,771)	287	4,209	2,725	(6,563)	120	3,551	(2,892)
Charge-offs	(1,735)	(1,434)	(533)	(3,702)	(1,382)	(1,313)	(565)	(3,260)
Recoveries	—	110	28	138	1,212	14	8	1,234
Balance at end of period	$11,085	$9,878	$34,672	$55,635	$29,976	$16,123	$10,540	$56,639

	Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$16,332	$7,742	$24,328	$48,402	$39,925	$12,284	$6,151	$58,360
Provision	(2,782)	2,898	11,376	11,492	(2,719)	6,293	4,990	8,564
Charge-offs	(2,465)	(2,040)	(1,116)	(5,621)	(8,442)	(2,468)	(615)	(11,525)
Recoveries	—	1,278	84	1,362	1,212	14	14	1,240
Balance at end of period	$11,085	$9,878	$34,672	$55,635	$29,976	$16,123	$10,540	$56,639

Investment Securities

Investment securities grew to $4.8 billion at June 30, 2012 from $4.2 billion at December 31, 2011.  The average yield on investment securities was 2.95% for the six months ended June 30, 2012 as compared to 3.66% for the six months ended June 30, 2011.  The decline in yield reflects the impact of purchases of securities at lower prevailing market rates of interest.  The effective duration of the Company’s investment portfolio was approximately 1.8 years at June 30, 2012.

Deposits

At June 30, 2012, deposits totaled $8.2 billion as compared to $7.4 billion at December 31, 2011.  Demand deposits (including non-interest bearing and interest bearing deposits) grew $429.1 million to $1.7 billion at June 30, 2012 from $1.2 billion at December 31, 2011.  This was driven principally by growth in commercial and small business accounts.  The average cost of deposits was 0.84% for the quarter ended June 30, 2012 as compared to 1.12% for the quarter ended June 30, 2011 and 0.87% for the six months ended June 30, 2012 as compared to 1.15% for the six months ended June 30, 2011.  The decrease in the average cost of deposits was primarily attributable to the continued growth in lower cost deposit products and a decline in market rates of interest.

Net Interest Income

Net interest income for the quarter ended June 30, 2012 grew to $145.8 million, from $117.3 million for the quarter ended June 30, 2011.  Net interest income for the six months ended June 30, 2012 grew to $283.6 million from $229.6 million for the six months ended June 30, 2011.

The Company’s net interest margin for the quarter ended June 30, 2012 was 5.82% as compared to 5.99% for the quarter ended June 30, 2011.  Net interest margin for the six months ended June 30, 2012 was 5.90% as compared to 5.87% for the six months ended June 30, 2011.

The Company’s net interest margin for the quarters and six months ended June 30, 2012 and 2011 was impacted by reclassifications from non-accretable difference to accretable yield on ACI loans (defined as covered loans acquired with evidence of deterioration in credit quality).  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represents the amount by which undiscounted expected future cash flows exceed the carrying value of the loans.  As the Company’s expected cash flows from ACI loans increased since the FSB Acquisition, the Company reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the six months ended June 30, 2012 and the year ended December 31, 2011 were as follows (in thousands):

Balance, December 31, 2010	$1,833,974
Reclassifications from non-accretable difference	135,933
Accretion	(446,292)
Balance, December 31, 2011	1,523,615
Reclassifications from non-accretable difference	50,032
Accretion	(219,869)
Balance, June 30, 2012	$1,353,778

Non-Interest Income

Non-interest income for the quarter ended June 30, 2012 was $21.7 million, as compared to $52.9 million for the quarter ended June 30, 2011.  For the six months ended June 30, 2012, non-interest income was $58.1 million as compared to $117.1 million for the six months ended June 30, 2011.

Non-interest income for the quarter and six months ended June 30, 2012 was impacted by lower accretion of discount on the FDIC indemnification asset of $4.3 million and $11.1 million, respectively, as compared to $14.9 million and $34.4 million respectively for the quarter and six months ended June 30, 2011.  As the expected cash flows from ACI loans have increased as discussed above, the Company expects reduced cash flows from the FDIC indemnification asset, resulting in lowered accretion.

Net gain (loss) on indemnification asset was $(12.5) million and $(12.4) million, respectively, for the quarter and six months ended June 30, 2012, as compared to $11.3 million and $37.6 million, respectively, for the quarter and six months ended June 30, 2011.  Factors impacting this change included increased income from resolution of covered assets, net, reduced OREO impairment and more favorable gains (losses) on the sale of OREO as discussed below, as well as the variance in the provision for losses on covered loans as discussed above.

Non-Interest Expense

Non-interest expense totaled $83.0 million for the quarter ended June 30, 2012 as compared to $95.9 million for the quarter ended June 30, 2011.  For the six months ended June 30, 2012 non-interest expense totaled $167.1 million as compared to $300.2 million for the six months ended June 30, 2011.  Non-interest expense for the six months ended June 30, 2011 included a one-time compensation expense of $110.4 million recorded in conjunction with the Company’s IPO.

Employee compensation and benefits (excluding the one-time charge of $110.4 million discussed above) and occupancy and equipment expense increased for the quarter and six months ended June 30, 2012 as compared to the quarter and six months ended June 30, 2011, reflecting the Company’s continued expansion and the opening and refurbishment of branches. For the quarter and six months ended June 30, 2012, the aggregate of OREO related expense, gain (loss) on sale of OREO, foreclosure expense, and impairment of OREO totaled $6.6 million and $16.6 million respectively, as compared to $29.1 million and $59.7 million, respectively, for the quarter and six months ended June 30, 2011.  The sharply lower level of expense for the quarter and six months ended June 30, 2012 reflected lower levels of OREO and foreclosure activity as well as improving real estate market trends as compared to the prior year.

Earnings Conference Call and Presentation

A conference call to discuss the second quarter results will be held at 9:00 a.m. EDT on Wednesday July 25th with Chairman, President, and Chief Executive Officer, John A. Kanas and Chief Financial Officer, Douglas J. Pauls.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call.  The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 679-8018 (domestic) or, (617) 213-4845 (international).  The name of the call is BankUnited, and the pass code for the call is 64151841.  A replay of the call will be available from 11:00 a.m. EDT on July 25th through 11:59 p.m. EDT on August 1 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international).  The pass code for the replay is 73844128.  An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited and the Acquisition

BankUnited, Inc. is a bank holding company with three wholly-owned subsidiaries:  BankUnited, N.A., which is one of the largest independent depository institutions headquartered in Florida by assets, BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services, and Herald National Bank, a commercial bank servicing the New York City market.  BankUnited, N.A., is a national bank headquartered in Miami Lakes, Florida, with $11.8 billion of assets, more than 1,395 professionals and 95 branches in 15 counties at June 30, 2012.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the “FSB Acquisition”.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the “Loss Sharing Agreements”, which cover certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.7 billion.  The Company has received $2.1 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook”, “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Annual Report on Form 10-K for the year ended December 31, 2011 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited Inc.

Investor Relations:

Douglas J. Pauls, 305-461-6841

dpauls@bankunited.com

or

Media Relations:

Mary Harris: 305-817-8117

mharris@bankunited.com

Source: BankUnited Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share data)

	June 30,	December 31,
	2012	2011
ASSETS

Cash and due from banks:
Non-interest bearing	$41,691	$39,894
Interest bearing	22,038	13,160
Interest bearing deposits at Federal Reserve Bank	97,830	247,488
Federal funds sold	2,585	3,200
Cash and cash equivalents	164,144	303,742
Investment securities available for sale, at fair value (including covered securities of $227,028 and $232,194)	4,758,509	4,181,977
Non-marketable equity securities	154,376	147,055
Loans held for sale	2,970	3,952
Loans (including covered loans of $2,182,133 and $2,422,811)	5,078,698	4,137,058
Allowance for loan and lease losses	(55,635)	(48,402)
Loans, net	5,023,063	4,088,656
FDIC indemnification asset	1,711,526	2,049,151
Bank owned life insurance	205,842	204,077
Other real estate owned, covered by loss sharing agreements	93,724	123,737
Deferred tax asset, net	88,187	19,485
Goodwill and other intangible assets	70,142	68,667
Other assets	157,478	131,539
Total assets	$12,429,961	$11,322,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$1,134,689	$770,846
Interest bearing	518,883	453,666
Savings and money market	3,948,350	3,553,018
Time	2,624,692	2,587,184
Total deposits	8,226,614	7,364,714
Securities sold under repurchase agreements and short-term borrowings	42,581	206
Federal Home Loan Bank advances	2,226,978	2,236,131
Income taxes payable	82,061	53,171
Advance payments by borrowers for taxes and insurance	36,151	21,838
Other liabilities	123,325	110,698
Total liabilities	10,737,710	9,786,758

Commitments and contingencies

Stockholders’ equity:
Common Stock, par value $0.01 per share 400,000,000 authorized; 94,024,521 and 97,700,829 shares issued and outstanding	940	977
Preferred stock, 100,000,000 shares authorized 5,415,794 shares of Series A $0.01 par value issued and outstanding at June 30, 2012	54	—
Paid-in capital	1,298,201	1,240,068
Retained earnings	340,470	276,216
Accumulated other comprehensive income	52,586	18,019
Total stockholders’ equity	1,692,251	1,535,280
Total liabilities and stockholders’ equity	$12,429,961	$11,322,038

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Interest income:
Loans	$142,621	$122,243	$278,918	$236,894
Investment securities available for sale	34,059	29,237	67,098	61,786
Other	1,235	617	2,189	1,623
Total interest income	177,915	152,097	348,205	300,303
Interest expense:
Deposits	17,047	19,024	34,007	39,330
Borrowings	15,071	15,751	30,592	31,324
Total interest expense	32,118	34,775	64,599	70,654
Net interest income before provision for loan losses	145,797	117,322	283,606	229,649
Provision for (recovery of) loan losses (including $(1,484) $(6,443), $116 and $3,574 for covered loans)	2,725	(2,892)	11,492	8,564
Net interest income after provision for loan losses	143,072	120,214	272,114	221,085
Non-interest income:
Accretion of discount on FDIC indemnification asset	4,294	14,873	11,081	34,443
Income from resolution of covered assets, net	14,803	3,076	22,085	2,366
Net gain (loss) on indemnification asset	(12,537)	11,312	(12,403)	37,634
FDIC reimbursement of costs of resolution of covered assets	3,333	8,241	9,849	18,741
Service charges and fees	3,229	2,648	6,345	5,332
Gain on sale of investment securities available for sale	880	100	896	103
Mortgage insurance income	2,649	6,784	6,339	8,085
Investment services income	1,091	2,110	2,223	4,515
Other non-interest income	3,924	3,714	11,649	5,901
Total non-interest income	21,666	52,858	58,064	117,120
Non-interest expense:
Employee compensation and benefits	43,951	41,364	90,576	190,670
Occupancy and equipment	13,229	8,791	25,051	16,396
Impairment of other real estate owned	3,048	8,187	6,595	17,786
Foreclosure expense	3,892	6,057	6,611	10,527
(Gain) loss on sale of other real estate owned	(1,490)	12,264	(89)	24,474
Other real estate owned expense	1,161	2,589	3,437	6,932
Deposit insurance expense	1,946	2,329	3,096	6,518
Professional fees	3,953	3,507	7,602	6,736
Telecommunications and data processing	3,121	3,418	6,351	6,866
Other non-interest expense	10,220	7,383	17,919	13,323
Total non-interest expense	83,031	95,889	167,149	300,228
Income before income taxes	81,707	77,183	163,029	37,977
Provision for income taxes	32,778	33,188	63,828	61,642
Net income (loss)	48,929	43,995	99,201	(23,665)
Preferred stock dividends	921	—	1,841	—
Net income (loss) available to common stockholders	$48,008	$43,995	$97,360	$(23,665)
Earnings (loss) per common share, basic and diluted	$0.48	$0.44	$0.96	$(0.25)
Cash dividends declared per common share	$0.17	$0.14	$0.34	$0.28

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended June 30,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest earning assets:
Investment securities available for sale	$4,688,632	$34,059	2.91%	$3,541,723	$29,237	$3.30%
Other interest earning assets	522,874	1,235	0.95%	572,792	617	0.43%
Loans	4,813,393	142,621	11.87%	3,722,389	122,243	13.15%
Total interest earning assets	10,024,899	177,915	7.11%	7,836,904	152,097	7.77%
Allowance for loan and lease losses	(57,351)			(61,168)
Non-interest earning assets	2,414,312			2,983,739
Total assets	$12,381,860			$10,759,475
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$502,313	$814	0.65%	$372,060	$624	$0.67%
Savings and money market deposits	3,958,633	6,491	0.66%	3,248,353	7,023	0.87%
Time deposits	2,624,250	9,742	1.49%	2,546,673	11,377	1.79%
Total interest bearing deposits	7,085,196	17,047	0.97%	6,167,086	19,024	1.24%
Borrowings:
FHLB advances	2,229,410	15,036	2.71%	2,248,514	15,747	2.81%
Short-term borrowings	35,244	35	0.40%	3,785	4	0.42%
Total interest bearing liabilities	9,349,850	32,118	1.38%	8,419,385	34,775	1.66%
Non-interest bearing demand deposits	1,055,998			619,052
Other non-interest bearing liabilities	302,923			270,951
Total liabilities	10,708,771			9,309,388
Stockholders’ equity	1,673,089			1,450,087
Total liabilities and stockholders’ equity	$12,381,860			$10,759,475
Net interest income		$145,797			$117,322
Interest rate spread			5.73%			6.11%
Net interest margin			5.82%			5.99%

(1) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Six Months Ended June 30,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest earning assets:
Investment securities available for sale	$4,543,664	$67,098	2.95%	$3,372,406	$61,786	3.66%
Other interest earning assets	523,792	2,189	0.84%	682,059	1,623	0.48%
Loans	4,544,554	278,918	12.30%	3,762,366	236,894	12.62%
Total interest earning assets	9,612,010	348,205	7.26%	7,816,831	300,303	7.70%
Allowance for loan and lease losses	(53,604)			(59,813)
Non-interest earning assets	2,427,300			3,078,889
Total assets	$11,985,706			$10,835,907
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$488,606	$1,581	0.65%	$361,002	$1,177	0.66%
Savings and money market deposits	3,809,788	12,924	0.68%	3,250,407	14,249	0.88%
Time deposits	2,601,538	19,502	1.51%	2,719,296	23,904	1.77%
Total interest bearing deposits	6,899,932	34,007	0.99%	6,330,705	39,330	1.25%
Borrowings:
FHLB advances	2,231,918	30,555	2.75%	2,250,855	31,319	2.81%
Short-term borrowings	18,226	37	0.41%	2,045	5	0.49%
Total interest bearing liabilities	9,150,076	64,599	1.42%	8,583,605	70,654	1.66%
Non-interest bearing demand deposits	959,564			572,595
Other non-interest bearing liabilities	247,370			274,350
Total liabilities	10,357,010			9,430,550
Stockholders’ equity	1,628,696			1,405,357
Total liabilities and stockholders’ equity	$11,985,706			$10,835,907
Net interest income		$283,606			$229,649
Interest rate spread			5.84%			6.04%
Net interest margin			5.90%			5.87%

(1) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Basic earnings (loss) per common share:
Numerator:
Net income (loss)	$48,929	$43,995	$99,201	$(23,665)
Preferred stock dividends	(921)	—	(1,841)	—
Net income (loss) available to common stockholders	48,008	43,995	97,360	(23,665)
Distributed and undistributed earnings allocated to participating securities	(3,687)	(2,216)	(6,968)	—
Income (loss) allocated to common stockholders for basic earnings (loss) per common share	$44,321	$41,779	$90,392	$(23,665)
Denominator:
Weighted average common shares outstanding	93,994,226	97,243,931	95,190,558	96,432,334
Less average unvested stock awards	(1,168,872)	(1,785,151)	(1,405,036)	(1,547,363)
Weighted average shares for basic earnings (loss) per common share	92,825,354	95,458,780	93,785,522	94,884,971
Basic earnings (loss) per common share	$0.48	$0.44	$0.96	$(0.25)
Diluted earnings (loss) per common share:
Numerator:
Income (loss) allocated to common stockholders for basic earnings (loss) per common share	$44,321	$41,779	$90,392	$(23,665)
Adjustment for earnings reallocated from participating securities	2,583	2	10	—
Income (loss) used in calculating diluted earnings (loss) per common share	$46,904	$41,781	$90,402	$(23,665)
Denominator:
Average shares for basic earnings (loss) per common share	92,825,354	95,458,780	93,785,522	94,884,971
Dilutive effect of stock options and preferred shares	5,626,620	166,601	189,209	—
Weighted average shares for diluted earnings (loss) per common share	98,451,974	95,625,381	93,974,731	94,884,971
Diluted earnings (loss) per common share	$0.48	$0.44	$0.96	$(0.25)

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Financial ratios
Return on average assets (4)	1.59%	1.64%	1.66%	(0.44)%
Return on average stockholders’ equity (4)	11.76%	12.17%	12.25%	(3.40)%
Net interest margin (4)	5.82%	5.99%	5.90%	5.87%

	June 30, 2012	December 31, 2011
Capital ratios
Tier 1 risk-based capital	34.82%	41.62%
Total risk-based capital	36.19%	42.89%
Tier 1 leverage	12.83%	13.06%

	June 30, 2012	December 31, 2011
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.57%	0.70%
Non-performing assets to total assets (2)	0.99%	1.35%
Allowance for loan losses to total loans (3)	1.10%	1.17%
Allowance for loan losses to non-performing loans (1)	192.86%	167.59%
Net charge-offs to average loans (4)	0.19%	0.62%

(1)

We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans and other real estate owned.

(3)	Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4)	Annualized